Exhibit 10.2(a)

BANK MUTUAL CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

Option granted the _____ day of _______________________, 20___ (the “Date of Grant”), by BANK MUTUAL CORPORATION, a Wisconsin corporation (hereinafter called “Bank Mutual”), to ________________________________ (hereinafter called the “Optionee”).

WITNESSETH:

WHEREAS, the Board of Directors of Bank Mutual adopted the Bank Mutual Corporation 2014 Incentive Compensation Plan (the “Plan”) on February 3, 2014, subject to stockholder approval which was obtained May 5, 2014;

NOW, THEREFORE, it is agreed as follows:

1.          Number of Shares Optioned; Option Price.  Bank Mutual grants to Optionee the right and option to purchase, on the terms and conditions hereof, all or any part of an aggregate of __________ shares of Bank Mutual’s common stock, at the purchase price of $________________ (___________________ and ___/100 Dollars) per share (the "Option").

2.          Vesting of Options.  This Option shall be exercisable for any amount of shares up to the maximum percentage of shares covered hereunder as follows:

Number of Completed	Maximum Percentage
Years of Continuous	of Shares Becoming
Employment After the	Exercisable Under
Date of Grant of Option	the Option

Less than 1 year	Zero
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
At least 5 Years	100%

except and to the extent otherwise provided in paragraphs 9 and 10 hereof, or in the event of a Change in Control (as defined in the Plan). In the event of a Change in Control, this option shall become immediately exercisable. No fractional shares shall be issuable on exercise of this Option and if the application of the maximum percentage set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share.

3.          Deferral of Exercise.  Although Bank Mutual intends to exert its best efforts so that the shares purchasable upon the exercise of this Option will be registered under, or exempt from the registration requirements of the federal Securities Act of 1933 and any applicable state securities law at the time the Option first becomes exercisable, if the exercise of this Option or any part of it would otherwise result in the violation by Bank Mutual of any provision of the Act or of any state securities law, Bank Mutual may require that such exercise be deferred until Bank Mutual has taken appropriate action to avoid any such violation.

4.          Term of Option and Conditions of Exercise of Option During Employee’s Lifetime.  During the Optionee’s lifetime this Option may be exercised only by him/her. All rights to exercise this Option shall expire ten years from the date this Option is granted. Except as provided in paragraphs 9 and 10, this Option may not be exercised unless Optionee is, at the date of the exercise, in the employ of Bank Mutual or a Subsidiary and shall have been continuously so employed since the date hereof. Notwithstanding any other provision herein, if at the time this option is granted, Optionee owns (directly or under the attribution rules of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of Bank Mutual (or any parent or subsidiary) this option shall not be exercisable after the expiration of five years from the date of grant hereof.

5.          Nontransferability.  This Option shall not be transferable by the Optionee except by will or the laws of descent and distribution and shall be exercisable during Optionee’s lifetime only by Optionee or by his/her guardian or legal representative. The Option herein granted and the rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

6.          Method of Exercising Option.  This Option shall be exercised by Optionee delivering a written notice specifying the number of shares the Optionee desires to purchase to the committee designated by the Board of Directors of Bank Mutual (the “Committee”), which shall initially be the Compensation Committee of the Board, at its principal business office, on any business day, and by paying Bank Mutual in full the option price of the shares being acquired at the time.

7.          Manner of Payment.  The option price shall be payable on exercise of this Option or any part of this Option and may be paid in full in cash or, in the discretion of the Committee, in shares of stock of Bank Mutual, valued at their Fair Market Value determined as of the date of exercise of the Option, or, in a combination of cash and shares of Bank Mutual’s stock.

8.          Delivery of Shares; Rights as Shareholder.  As soon as practicable after Optionee has exercised the Option and paid the exercise price, Bank Mutual shall issue to Optionee the number of shares of Bank Mutual stock covered by the option exercise. Optionee shall not be deemed the holder of any shares covered by this Option until such shares are issued to him/her.

9.          Death or Disability of Employee.  In the event that the employment of Optionee shall cease because of death or as a result of disability (as defined in Section 105(d)(4) of the Internal Revenue Code) this Option, whether or not otherwise exercisable at the time of such termination, shall be exercisable at any time within one year after such termination of employment, in the case of Optionee’s death, by the estate of Optionee or by a person who acquired the right to exercise this Option by bequest or inheritance from Optionee or, in the case of disability, by Optionee subject to the condition that this Option shall not be exercisable after the expiration of ten years from the date it is granted. This Option or any portion of this Option not so exercised shall terminate.

10.         Other Termination.  If the employment of Optionee is terminated for any reason other than death or disability as defined in paragraph 9, but is not terminated for cause, this Option to the extent that it is otherwise exercisable on the date of such termination shall be exercisable at any time within one year thereafter (provided that if the Option is exercised more than three months after the Optionee’s termination of employment the Option will not be eligible for tax treatment as an ISO and instead will be treated as an NSO), but not later than the date on which this Option would otherwise expire. This Option or any portion of this Option not so exercised shall terminate. However, notwithstanding any other provisions hereof, if the employment of Optionee is terminated for cause, as determined by the Committee, this Option shall be deemed terminated and not exercisable by such Optionee.

11.         Changes in Stock.  In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Bank Mutual is the surviving corporation, combination or exchange of shares or other capital change affecting the common stock of Bank Mutual, the Committee shall make, subject to the approval of the Board of Directors of Bank Mutual, equitable and appropriate changes in the aggregate number and kind of shares subject to this Option, to prevent substantial dilution or enlargement of the rights granted to or available for Optionee; provided, however, that no changes shall be made which would cause this Option to fail to continue to qualify as an ISO within the meaning of Section 422 of the Internal Revenue Code, as amended from time to time.

12.         No Employment Agreement Intended.  This Agreement does not confer upon Optionee any right to continuation of employment in any capacity by Bank Mutual or a Subsidiary and does not constitute an employment agreement of any kind.

MISCELLANEOUS

13.         Notices.  Any notice to be given to the Committee under the terms of this Agreement shall be addressed to Bank Mutual, in care of its Secretary at 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. Any notice to be given to Optionee may be addressed to Optionee at his/her address as it appears on Bank Mutual’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, certified and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Government.

14.         Provisions of Plan Controlling.  This Option is subject in all respects to the provisions of the Plan. In the event of any conflict between any provision of this Option and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Optionee hereby acknowledges receipt of a copy of the Plan.

15.         Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of Bank Mutual.

16.         Government and Other Regulations.  The obligation of Bank Mutual to sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or desirable by the Board of Directors of Bank Mutual, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements. Bank Mutual shall determine the amount of any required tax withholding. The Optionee may pay the required withholding in cash or, in the discretion of the Committee, in shares of Bank Mutual stock, valued at its Fair Market Value as of the date the withholding obligation arises, or in a combination thereof.

17.         Wisconsin Contract.  This Option has been granted in Wisconsin and shall be construed under the laws of that State.

18.         ISO Limitation. In accordance with Internal Revenue Code rules, the aggregate Fair Market Value (determined as of the date of grant) of shares with respect to which ISOs are exercisable for the first time during any calendar year (under the Plan or under any other incentive stock option plan of the Company or Subsidiary of the Company) may not exceed $100,000. If the Fair Market Value of shares on the date of grant with respect to which ISOs are exercisable for the first time during any calendar year exceeds $100,000, then the options for the first $100,000 of shares to become exercisable in such calendar year will be ISOs and the options for the amount in excess of $100,000 that become exercisable in that calendar year will be treated as NSOs.

IN WITNESS WHEREOF, Bank Mutual has caused these presents to be executed in its behalf by its Chairman of the Board or President and attested by its Secretary or one of its Assistant Secretaries, and Optionee has hereunto set his or her hand and seal, all of the day and year first above written, which is the date of the granting of the option evidenced hereby.

BANK MUTUAL CORPORATION

By:

Title:

ATTEST:

Secretary

Optionee